As filed with the Securities and Exchange Commission on May 2, 2008
Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	26-0388421 (I.R.S. Employer Identification No.)
5205 N. O’Connor Blvd.
Suite 200
Irving, Texas 75039
(Address of principal executive offices, including zip code)

PIONEER SOUTHWEST ENERGY PARTNERS L.P. 2008 LONG TERM INCENTIVE PLAN
(Full title of the plan)
Mark S. Berg
Pioneer Natural Resources GP LLC
5205 N. O’Connor Blvd.
Suite 200
Irving, Texas 75039
(972) 444-9001
(Name, address and telephone number of agent for service)
copies to:

William N. Finnegan, IV Vinson & Elkins LLP First City Tower 1001 Fannin, Suite 2500 Houston, Texas 77002 (713) 758-2222	Michael D. Wortley Vinson & Elkins LLP Trammell Crow Center 2001 Ross Avenue, Suite 3700 Dallas, Texas 75201 (214) 220-7700
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered (1)	price per unit	offering price	registration fee
Common Units, representing limited partner interests	3,000,000 units	$20.05 (2)	$60,150,000 (2)	$2,364

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional Common Units as may become issuable pursuant to the antidilution provisions of the 2008 Long Term Incentive Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan described herein.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(h) under the Securities Act of 1933. The price for the 3,000,000 units being registered hereby is based on a price of $20.05, which is the average of the high and low trading prices per unit of Pioneer Southwest Energy Partners L.P. Common Units as reported by the New York Stock Exchange on May 1, 2008.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Pioneer Natural Resources GP LLC (the “Company”) will send or give to all participants in the Pioneer Southwest Energy Partners L.P. 2008 Long Term Incentive Plan (the “Plan”) the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Pioneer Southwest Energy Partners L.P. (the “Registrant”) has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:
     (a) The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-144868) relating to the Registrant’s Registration Statement on Form S-1, filed with the Commission on May 1, 2008.
     (b) The Registrant’s Current Report on Form 8-K (File No. 001-34032) filed with the Commission on May 2, 2008.
     (c) The description of the Registrant’s Common Units, representing limited partner interests, contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-34032) filed with the Commission on April 25, 2008, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 7.7 of the Registrant’s First Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) provides that the Registrant will indemnify and hold harmless (1) the Company, as its general partner, (2) any departing general partner of the Registrant (a “Departing GP”), (3) any affiliate of the Company or a Departing GP, (4) any director, officer, partner, member, manager, fiduciary or trustee of the Registrant, any of its subsidiaries, the

Company or a Departing GP, (5) any person who is or was serving at the request of the Company or a Departing GP or any affiliate of the Company or a Departing GP as an officer, director, member, manager, partner, fiduciary or trustee of another person (provided, that that person shall not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services), and (6) any person the Company designates as an indemnitee for purposes of the Partnership Agreement to the fullest extent permitted by law (subject to the limitations expressed in the Partnership Agreement) from and against all claims, liabilities, costs, and expenses (including legal expenses) incurred by the Company, a Departing GP, or any other person described above. The indemnitee must not have acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that his or her conduct was unlawful. Thus, the Company, a Departing GP or the other persons indicated above could be indemnified for negligent and, to the fullest extent permitted by law, grossly negligent acts.
     Any indemnification described above will only be made out of the assets of the Registrant. Unless the Company otherwise agrees, in its sole discretion, the Company will not be personally liable for or have any obligation to contribute or loan funds or assets to the Registrant to enable it to effectuate indemnification. No indemnification will be available to the Company or its affiliates (other than the Registrant and its subsidiaries) with respect to (a) their obligations incurred pursuant to the Underwriting Agreement (as defined in the Partnership Agreement), other than obligations incurred by the Company on behalf of the Registrant, (b) any matter for which the Company or its affiliates (other than the Registrant and its subsidiaries) have agreed to indemnify the Registrant and its subsidiaries, other than obligations incurred by the Company on behalf of the Registrant, or (c) any liability incurred by any affiliate of the Company (other than the Registrant and its subsidiaries) as a result of any breach of any previously described agreement.
     Subject to any terms, conditions, or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. In accordance with the Partnership Agreement, the Registrant may purchase and maintain (or reimburse the Company or its affiliates for the cost of) insurance against liabilities asserted against, and expenses incurred by, a person in connection with the Registrant’s activities, regardless of whether the Registrant would have the power to indemnify the person against liabilities under the Partnership Agreement.
     In addition to the provisions of contained Partnership Agreement and DRULPA, the Registrant will enter into indemnification agreements with each of the independent directors of the Company. Each such indemnification agreement will require the Registrant to indemnify each independent director to the fullest extent permitted by the Partnership Agreement. The indemnification agreements also require the Registrant to advance expenses for an independent director’s defense in any covered action, suit or proceeding provided that the director undertakes to repay the amounts if such director ultimately is determined not to be entitled to indemnification from the Registrant. The Registrant will make an independent director whole for any taxes imposed on the indemnification payments and for costs in any action to establish an independent director’s right to indemnification, whether or not wholly successful.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description
4.1	Certificate of Limited Partnership of Pioneer Resource Partners L.P., previously filed with the Commission as Exhibit 3.1 to the Registrant’s Form S-1 (File No. 333-144868) on July 26, 2007, and incorporated herein by reference.

4.2	Certificate of Amendment to Certificate of Limited Partnership of Pioneer Resource Partners L.P., previously filed with the Commission as Exhibit 3.2 to the Registrant’s Form S-1 (File No. 333-144868) on July 26, 2007, and incorporated herein by reference.

Exhibit Number	Description
4.3	Form of First Amended and Restated Agreement of Limited Partnership of Pioneer Southwest Energy Partners L.P., previously filed with the Commission as Appendix A to the Prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-144868) relating to the Registrant’s Registration Statement on Form S-1 filed with the Commission on May 1, 2008, and incorporated herein by reference.

4.4	Pioneer Southwest Energy Partners L.P. 2008 Long Term Incentive Plan, previously filed with the Commission as Exhibit 10.2 to the Registrant’s Amendment No. 6 to Form S-1 (File No. 333-144868) on March 31, 2008, and incorporated herein by reference.

4.5	Form of Restricted Unit Agreement for Nonemployee Directors (Initial Award) under the Pioneer Southwest Energy Partners L.P. 2008 Long Term Incentive Plan, previously filed with the Commission as Exhibit 10.1 to the Registrant’s Form 8-K (File No. 001-34032) on May 2, 2008, and incorporated herein by reference.

4.6	Form of Restricted Unit Agreement for Nonemployee Directors (Annual Award) under the Pioneer Southwest Energy Partners L.P. 2008 Long Term Incentive Plan, previously filed with the Commission as Exhibit 10.2 to the Registrant’s Form 8-K (File No. 001-34032) on May 2, 2008, and incorporated herein by reference.

5.1	Opinion of Vinson & Elkins LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Netherland, Sewell & Associates, Inc.

23.3	Consent of Vinson & Elkins LLP (included in the opinion as Exhibit 5.1 hereto)

24.1	Powers of Attorney (included in the signature pages hereto)
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and agrees to be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on May 2, 2008.

PIONEER SOUTHWEST ENERGY PARTNERS, L.P.
By:	PIONEER NATURAL RESOURCES GP LLC Its General Partner
By:	/s/ Scott D. Sheffield
Scott D. Sheffield
Chief Executive Officer and Director

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints each of Mark S. Berg and Richard P. Dealy, and each of them, severally, acting alone and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Scott D. Sheffield Scott D. Sheffield	Chief Executive Officer and Director (Principal Executive Officer)	May 2, 2008

/s/ Richard P. Dealy Richard P. Dealy	Executive Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 2, 2008

/s/ Alan L. Gosule Alan L. Gosule	Director	May 2, 2008

/s/ Royce W. Mitchell Royce W. Mitchell	Director	May 2, 2008

/s/ Arthur L. Smith Arthur L. Smith	Director	May 2, 2008

EXHIBIT INDEX

Exhibit Number	Description
4.1	Certificate of Limited Partnership of Pioneer Resource Partners L.P., previously filed with the Commission as Exhibit 3.1 to the Registrant’s Form S-1 (File No. 333-144868) on July 26, 2007, and incorporated herein by reference.

4.2	Certificate of Amendment to Certificate of Limited Partnership of Pioneer Resource Partners L.P., previously filed with the Commission as Exhibit 3.2 to the Registrant’s Form S-1 (File No. 333-144868) on July 26, 2007, and incorporated herein by reference.

4.3	Form of First Amended and Restated Agreement of Limited Partnership of Pioneer Southwest Energy Partners L.P., previously filed with the Commission as Appendix A to the Prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-144868) relating to the Registrant’s Registration Statement on Form S-1 filed with the Commission on May 1, 2008, and incorporated herein by reference.

4.4	Pioneer Southwest Energy Partners L.P. 2008 Long Term Incentive Plan, previously filed with the Commission as Exhibit 10.2 to the Registrant’s Amendment No. 6 to Form S-1 (File No. 333-144868) on March 31, 2008, and incorporated herein by reference.

4.5	Form of Restricted Unit Agreement for Nonemployee Directors (Initial Award) under the Pioneer Southwest Energy Partners L.P. 2008 Long Term Incentive Plan, previously filed with the Commission as Exhibit 10.1 to the Registrant’s Form 8-K (File No. 001-34032) on May 2, 2008, and incorporated herein by reference.

4.6	Form of Restricted Unit Agreement for Nonemployee Directors (Annual Award) under the Pioneer Southwest Energy Partners L.P. 2008 Long Term Incentive Plan, previously filed with the Commission as Exhibit 10.2 to the Registrant’s Form 8-K (File No. 001-34032) on May 2, 2008, and incorporated herein by reference.

5.1	Opinion of Vinson & Elkins LLP*

23.1	Consent of Ernst & Young LLP*

23.2	Consent of Netherland, Sewell & Associates, Inc.*

23.3	Consent of Vinson & Elkins LLP (included in the opinion as Exhibit 5.1 hereto)*

24.1	Powers of Attorney (included in the signature pages hereto)*

*	filed herewith.